Exhibit 8.1

March 27, 2009

WPP plc

6 Ely Place

Dublin 2, Ireland

Ladies and Gentlemen:

We are acting as counsel to WPP plc, a public limited company incorporated under the Companies (Jersey) Law 1991 (the “Company”), in connection with (i) the proposed guaranty by the Company of the 5 7/8% Senior Notes due 2014 (the “Notes”) of WPP Finance (UK), a private unlimited liability company organized and existing under the laws of England and Wales (the “Issuer”) (the “Proposed Guaranty”) and (ii) the consent solicitation by the Company and the Issuer of the approval of certain amendments to the indenture relating to the Notes (the “Consent Solicitation”) pursuant to a Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended.

In connection with our opinion set forth below, and with your consent, we have reviewed and relied upon the accuracy and completeness of the Registration Statement, including the exhibits thereto, and upon such other documents, information and materials as we have deemed necessary or appropriate. In rendering our opinion, we have assumed that the Proposed Guaranty, the Consent Solicitation and any other transactions described in or contemplated by the Registration Statement have been or will be consummated consistent with the descriptions of such transactions as set forth in the Registration Statement and in accordance with the operative documents relating to those transactions.

The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, case law, and published rulings and other pronouncements of the Internal Revenue Service, all as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, our opinion set forth below may become inapplicable.

WPP plc

March 27, 2009

Based upon and subject to the foregoing, and to the qualifications and limitations set forth herein and in the portion of the Registration Statement captioned “Certain Material United States Federal Income Tax Consequences,” and in reliance upon the assumptions described above, it is our opinion that the statements in the Registration Statement under the caption “Certain Material United States Federal Income Tax Consequences,” insofar as such statements purport to summarize matters of United States Federal income tax law or legal conclusions with respect thereto, fairly and accurately summarize in all material respects the matters set forth therein.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences. Our opinion is limited to legal rather than factual matters, and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with our opinion.

The opinion expressed herein is being furnished to you for your use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP